Exhibit 99

Contact:

Gretchen Hommrich

Director, Investor Relations

(615) 861-6000

ACADIA HEALTHCARE ANNOUNCES ADDITIONAL EXPECTED INTEREST

EXPENSE SAVINGS WITH LATEST DEBT REPRICING

FRANKLIN, Tenn. May 10, 2017 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that, effective May 10, 2017, it has amended its Amended and Restated Credit Facility (the Credit Facility”) to lower the interest rate on its Tranche B Term Loans. For both Acadia’s Tranche B-1 Term Loan, which had approximately $489 million outstanding as of March 31, 2017, and Tranche B-2 Term Loan, which had approximately $943 million outstanding as of March 31, 2017, the amendment lowers applicable interest rates by 25 basis points from 3.00% to 2.75%.

“The interest expense savings we expect from this amendment total approximately $3.6 million annually,” said Brent Turner, President of Acadia. “Combined with the other Credit Facility pricing amendments we have completed over the last 12 months, our aggregate interest expense savings total approximately $15 million annually. We greatly appreciate the confidence in Acadia that our lending group has demonstrated throughout this period as we have worked closely together to achieve these pricing reductions.”

About Acadia

Acadia is a provider of behavioral healthcare services. At March 31, 2017, Acadia operated a network of 575 behavioral healthcare facilities with approximately 17,200 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

-END-